Exhibit 99.2

FOR FURTHER INFORMATION CONTACT:
Norman E. Johnson
Chairman of the Board and Chief Executive Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
FRIDAY, JUNE 25, 2010

CLARCOR ELECTS MARK EMKES
TO ITS BOARD OF DIRECTORS

Franklin, TN, June 25, 2010-- CLARCOR Inc. (NYSE: CLC) announced today that Mark A. Emkes has been appointed to its Board of Directors.

Mr. Emkes retired in February 2010 as Chairman, CEO and President of Nashville, Tennessee-based Bridgestone Americas, Inc. and as director of its parent company, Bridgestone Corporation, the world's largest tire and rubber company.   During the course of his 33-year career with Bridgestone, Mr. Emkes also served as Chairman, CEO and President of Bridgestone/Firestone North American Tire, LLC, and ran businesses in a variety of foreign jurisdictions, including the United Arab Emirates, Spain, Mexico and Brazil.

Mr. Emkes currently serves as a director of two other U.S. public companies:  Greif, Inc. (NYSE: GEF, GEF.B), a multibillion dollar industrial packaging products and services company based in Ohio, and Memphis-based First Horizon National Corporation (NYSE: FHN), which is the parent of First Tennessee Bank National Association.  He also serves on the boards of several charitable and civic organizations.

“Mark brings a wealth and depth of experience to CLARCOR’s Board,” said Norman Johnson, CLARCOR’s Chairman, President and Chief Executive Officer. “His oversight of one of the most successful automotive-related retail distribution businesses in the country and his extensive international experience will bring additional perspective and insight to the CLARCOR boardroom as we continue to expand around the globe.  A lot of companies would be pleased to have Mark on their board, and I believe the fact that he has agreed to join CLARCOR is a testament to our company and will benefit CLARCOR and our shareholders.”

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.

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